UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2021

MONMOUTH REAL ESTATE INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-33177	22-1897375
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Crawfords Corner Road, Suite 1404 Holmdel, New Jersey	07733
(Address of principal executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (732) 577-9996

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	MNR	New York Stock Exchange
6.125% Series C Cumulative Redeemable Preferred Stock	MNR-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On May 4, 2021, Monmouth Real Estate Investment Corporation (“Monmouth”), a Maryland corporation, Equity Commonwealth (“EQC”), a Maryland real estate investment trust, and RS18 LLC (“Merger Sub”), a Maryland limited liability company and wholly owned subsidiary of EQC, entered into a definitive agreement and plan of merger (the “Merger Agreement”). Pursuant to, and subject to the terms and conditions of, the Merger Agreement, EQC will acquire Monmouth in an all-stock transaction (the “Merger”).

Transaction Structure

Under the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Monmouth (each a “Monmouth Share”) that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.67 (the “Exchange Ratio”) of a newly issued share of EQC’s common stock, par value $0.01 per share (the “EQC Common Shares”), with cash paid in lieu of any fractional shares. In addition, at the Effective Time, each holder of Monmouth 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, will receive an amount in cash equal to $25.00 per share plus accumulated and unpaid dividends.

Treatment of Equity Awards

At the Effective Time, (i) each Monmouth stock option (a “Monmouth Option”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and the holder thereof will receive EQC Common Shares equal to the product of (x) the number of net option shares in respect of such Monmouth Option (calculated pursuant to the Merger Agreement to take into account the exercise price of the Monmouth Option and applicable withholding taxes) multiplied by (y) the Exchange Ratio, and (ii) each unvested restricted stock award issued pursuant to a Monmouth incentive plan (each, a “Monmouth Restricted Stock Award”) outstanding immediately prior to the Effective Time, will be cancelled and the holder thereof will receive EQC Common Shares equal to the product of (x) the number of net restricted stock shares in respect of such Monmouth Restricted Stock Award (calculated pursuant to the Merger Agreement to take into account applicable withholding taxes) multiplied by (y) the Exchange Ratio.

Payment of Dividends

Under the Merger Agreement, until the closing occurs, Monmouth would be permitted to pay regular quarterly dividends on its common stock (up to $0.18 per share) and preferred stock (up to $0.3828125 per share) and would also be permitted to pay additional dividends on its common stock if necessary to maintain its status as a real estate investment trust.  EQC would be permitted to pay regularly dividends on its preferred stock (up to $0.40625 per share) but EQC would not be permitted to pay dividends on its common stock prior to the closing, except that EQC could pay a matching dividend to its common stockholders for any common stock dividends paid by Monmouth, other than Monmouth’s regular June and September quarterly common stock dividends, and EQC would be permitted to pay additional dividends on its common stock if necessary to maintain its status as a real estate investment trust.

Certain Governance Matters

Following completion of the Merger, the Board of Trustees of EQC (the “EQC Board”) will consist of (i) all of the members of the EQC Board as of immediately prior to the Effective Time and (ii) two individuals designated by the Board of Directors of Monmouth (“Monmouth Board”) prior to the Effective Time.

Certain Other Terms and Conditions of the Merger Agreement

The completion of the Merger is subject to certain customary closing conditions, including, without limitation: (i) approval by Monmouth stockholders holding 66-2/3% of Monmouth’s outstanding common shares of the Merger and approval by EQC stockholders holding a majority of EQC’s common shares of the issuance of EQC Common Shares to Monmouth stockholders in the Merger; (ii) approval from the New York Stock Exchange for the listing of the EQC Common Shares to be issued in the Merger; (iii) the absence of an injunction or law prohibiting the Merger; (iv) the absence of any pending, threatened or outstanding government investigation with respect to the Merger; (v) the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications, and receipt by each party of a certificate to such effect from an officer of the other party; (vi) the absence of any material adverse effect with respect to either Monmouth or EQC; (vii) material compliance with each party’s covenants and agreements; (viii) receipt by Monmouth and by EQC of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of an opinion as to the qualification of EQC and Monmouth, respectively, as a real estate investment trust under the Code; and (ix) effectiveness of the registration statement that will be filed by EQC with the U.S. Securities and Exchange Commission (“SEC”) and will contain the joint proxy statement/prospectus to be sent to Monmouth’s common stockholders and EQC’s common stockholders.

The Merger Agreement contains representations and warranties customary for transactions of this nature. In addition, Monmouth and EQC have agreed to customary mutual covenants and agreements, including, among others, to conduct their businesses in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and to refrain from engaging in certain kinds of actions during this period.

For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

All current employees of Monmouth, other than Eugene Landy and Michael Landy, will be offered employment by EQC. Following the closing, it is expected that Michael Landy will be available to assist EQC in its efforts to continue and expand the business being acquired from Monmouth.

The Monmouth Board and the EQC Board have each unanimously approved the Merger Agreement and have recommended approval of the Merger by their respective stockholders. The Merger is expected to close during the second half of calendar 2021.

Non Solicit; Termination; Termination Fee

Monmouth has agreed to customary restrictions on its ability to solicit alternative acquisition proposals from third parties or engage in discussions or negotiations with third parties regarding acquisition proposals, subject to customary exceptions. The Monmouth Board may change its recommendation only in limited circumstances that are described in the Merger Agreement.

The Merger Agreement may be terminated, among other circumstances, by either party if the Merger is not consummated by November 24, 2021. The Merger Agreement also provides that in the event Monmouth terminates the Merger Agreement under specified circumstances, including termination by Monmouth to accept and enter into an agreement with respect to a superior proposal or intervening event, Monmouth will be required to pay EQC a termination fee of approximately $62 million.

The Merger Agreement also provides that either party must reimburse the other party for its expenses up to $10 million if the Merger Agreement is terminated because such party’s stockholders failed to approve the transactions contemplated by the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, is only a summary, does not purport to be complete, and is qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Monmouth, EQC or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by each of Monmouth and EQC in connection with the execution of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Monmouth and EQC rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about Monmouth, EQC, or Merger Sub.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval in any jurisdiction pursuant to or in connection with the proposed Merger and share issuance or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed Merger, Monmouth intends to file a joint proxy/solicitation statement with the SEC, which will be sent to the common stockholders of Monmouth seeking their approval of the Merger and the common stockholders of EQC seeking their approval of the issuance of EQC common stock in connection with the Merger (the “Solicitation Statement/Prospectus”).  Monmouth and EQC may also file other documents regarding the proposed Merger with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth and/or EQC may file with the SEC in connection with the Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE SOLICITATION STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONMOUTH, EQC, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Solicitation Statement/Prospectus and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Solicitation Statement/Prospectus and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Participants in the Solicitation

Monmouth and certain of its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed Merger under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Solicitation Statement/Prospectus and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available.

Forward-Looking Statements

Some of the statements contained in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the Merger and the timing thereof. Any forward-looking statements contained in this Current Report on Form 8-K are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this Current Report on Form 8-K reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances regarding Monmouth and EQC that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation, (i) inability to complete the proposed Merger because, among other reasons, one or more conditions to the closing of the proposed Merger may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the proposed Merger; (iii) potential adverse effects or changes to relationships with Monmouth’s and/or EQC’s tenants, employees, service providers or other parties resulting from the announcement or completion of the proposed Merger; (iv) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (v) possible disruptions from the proposed Merger that could harm Monmouth’s or EQC’s respective business, including current plans and operations; (vi) unexpected costs, charges or expenses resulting from the proposed Merger; (vii) uncertainty of the expected financial performance of EQC following completion of the proposed Merger, including the possibility that the benefits anticipated from the proposed Merger will not be realized or will not be realized within the expected time period; (viii) legislative, regulatory and economic developments; and (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as Monmouth’s or EQC’s management’s response to any of the aforementioned factors. Monmouth does not guarantee that the mergers and events described will happen as described (or that they will happen at all).  For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.

While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 4, 2021, by and among Equity Commonwealth, Monmouth Real Estate Investment Corporation and RS18 LLC(1)

(1)
Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Monmouth agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that Monmouth may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monmouth Real Estate Investment Corporation

Dated: May 6, 2021	By:	/s/ Kevin S. Miller
Kevin S. Miller
Chief Financial Officer, its principal financial officer and principal accounting officer